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                                                                    EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1995 Stock Option Plan, the 1997 Stock Option Plan and the 2000 Employee Stock Purchase Plan of our report dated April 17, 2000 (except for Note 12 as to which the date is June 8, 2000), with respect to the consolidated financial statements and schedule of Virage, Inc. for the year ended March 31, 2000, included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-96315) and related prospectus of Virage, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California
September 6, 2000